SUMMARY OF TERMS OF INVESTMENT

Techmedia Advertising Singapore Pte Ltd ("TM") and Peacock Media Ltd ("PML") (collectively the "Investors") are interested to invest into a joint venture company (the "Company"), a private limited corporation, to be incorporated in India. This term sheet summarizes the principal terms and conditions of the proposed investment and sets out in broad term the scope and structure of the co-operation between the Investors.

Company	The proposed name for the company shall be Techmedia Mobile (India) Pte Ltd.
Securities Offered	Ordinary shares [with par value] of US$1.00 each ("Shares") at the price of US$1.00 per Share.
Number of Shares	[100] Shares in aggregate to be issued to TM and PML at close, with one vote for each ordinary share.
Shareholding	TM will own [85] Shares and PML will own [15] Shares, equivalent to 85% and 15% respectively of the issued share capital of Company at close.
Mode of Investment	The consideration for TM's subscription for 85% of the issued share capital of the Company shall be the sum of US$[85] to be paid in cash. The consideration for PML's subscription for 15% of the issued share capital of the Company shall be the sum of US$[15] to be paid in cash.
Shareholders' Obligations	*PML's Obligations:-* PML has been granted a 4½ year exclusive licenses by the Government of Tamil Nadu and the Indian Central Government for the Indian Railway trains, to operate the business of installing, commissioning, maintaining and commercialising mobile digital advertising platforms in public commuter transports such as buses and trains (the "Business") PML has represented to TM that the exclusive licenses will entitle PML to operate the Business on more than 10,000 buses, within the State of Tamil Nadu and on more than 50 Indian Railway trains. PML's resources currently do not allow PML to fully exploit the said licensing rights. It is envisaged that PML will go on to secure similar licenses from the Governments of Andra Pradesh, Gujarat, Maharastra, Kerala and Karnataka and such other states participating from time to time (the "Participating States"). PML intends to grant an exclusive right to the Company to manage and commercialise the Business in Tamil Nadu and all the Participating States. To enable the Company to manage and commercialise the Business and to enable TM to carry out its obligations (as set out below), PML undertakes, free of any agency charges, rental or any other charges or expense to the Company and TM, to:-

(i) use its best endeavours to secure the licensing rights for all the Participating States for the benefit of the Company within 12 months from the date of this Term Sheet,

(ii) make available to the Company and TM such computer and office facilities and premises as and when requested by the Company;

(iii) ensure that its employees and other independent contractors co-operate with TM and the Company and its employees and sub-contractors;

(iv) enable the Company and TM to have full access to all PML's clients to market the Business;

(v) promptly furnish to the Company and TM such information and documents as it may request from time to time; and

(vi) continually and actively use its best endeavours to market the Company and secure orders for its services from all existing and future clients of PML.

All marketing of PML's services to existing and future clients of PML shall be done jointly with the Company's marketing. All customer contracts in respect of the Business shall be entered into directly between the Company and its customers. All existing clients of PML will be given the first right to procure the mobile digital advertising platforms services from the Company on arms' length commercial rates and terms. In the event that PML's clients accept bundled services from both PML and the Company, PML agrees that all invoicing of the clients for the bundled services will be handled via separate invoices of the respective parties but submitted jointly.

Save for the State of Tamil Nadu, PML shall use its best endeavours to include the Company as a contracting party and recipient of the exclusive licensing rights when granted by each of the other Participating State Governments.

In respect of the Government licensing rights to conduct the Business, whether or not such licensing rights are granted to PML or to the Company directly, PML undertakes to TM and the Company that it shall not at any time (even after it ceases to be a shareholder of the Company), assign or transfer to a third party or encumber such licensing rights or do any act or cause any omission which shall in any way, directly or indirectly, affect the ability of the Company to continue managing and commercialising the Business and/or reduce the levels of revenue earned by the Company therefrom.

TM's Obligations:-

TM has the necessary skills and knowledge to manage the Business. TM intends, for a management support fee (the "Management Support Fee") to be paid by the Company, provide the Company with sufficient personnel to enable the Company to manage and commercialise the Business in all the Participating States.

Purpose

The Company shall remain a private limited company at all times and shall not be the subject of any IPO plans.

The business of the Company, unless subsequently agreed otherwise by Investors, shall be media technology and advertising, in particular to manage and commercialise the Business, and shall be restricted to the territory of India. All intellectual property rights in and to the content provided for the Business shall remain the sole property of Techmedia Advertising (India) Pvt Ltd.

For working capital purposes of the Company (i.e. capital and operating expenses to install, commission, maintain and commercialise mobile digital advertising platforms onto buses and trains), TM shall provide shareholders' loans to the Company, in accordance with the Business Plan, and such loans shall be repaid only out of profits.

The Company shall offer a first right to [●][1] (which is a wholly owned corporation of Sandeep Chawla), to offer and perform for the Company all installation, commissioning and maintenance of the mobile digital advertising platforms, on a "cost" basis without any mark up. The Company is entitled to source for alternative suppliers if [●][2]'s goods and services are not, in the opinion of the Board, competitively priced.

Revenue earned from Company's customer contracts shall be distributed as dividends in accordance with the Company's dividend policy.

The Management Support Fee shall be paid in US$ to TM (or such other persons as TM may direct) on a quarterly basis in arrears and each fee payable shall be equivalent to 10% of the gross profit of the Company for that quarter, subject to a minimum annual fee of US$2 million for the first year of operations. The Management Support Fee shall be reviewed annually and shall only be paid out of profits.

Business Plan

A Business Plan shall be agreed between the parties within [14] days of the date of this Term Sheet, setting out the objectives of the Company, performance milestones, capital and operating expenditure estimates and profit and loss budget estimates.

Anti-dilution Rights/Pre-emptive Rights/Future Financing and Investment Commitment

All Investors shall have the right to participate in future financing, through the issuance of new Shares to the Investors, in proportion to their pro-rata ownership of the Company, to avoid dilution of shareholdings.

If any shareholder disposes their Shares in the Company, the remaining shareholders will have right of first refusal pro rata to their shareholdings. Transfers shall also only be permitted for the shareholder's entire shareholdings (and not just a part thereof).

No shareholder shall be permitted to do any of the following without the prior written consent of the other shareholder(s): pledge, mortgage, charge or otherwise encumber any Shares; grant any option over any Shares or enter into any agreement in respect of the votes attached to any Shares.

[1] Joint Venture Partners to Agree
[2] Joint Venture Partners to Agree

Share Options/ Convertibles/ Liquidation Preference	No options or convertibles shall be issued without consent of the Board. There shall be no liquidation preference as only ordinary shares are issued.
Board Representation/ Remuneration	At all times the Board of Directors shall consist of a maximum of 4 members as follows: (a) Sandeep Chawla (Chief Executive Officer) (b) Johnny Lian (Non Executive Chairman) (c) Ratner Vellu (Non Executive President) (d) William Goh Han Tiang (Non Executive Co-Chairman) Upon the Company reaching profitability, the Company shall pay Mr Sandeep Chawla director's fees equivalent to 10% of the dividend income payable to PML (in addition to the said dividend payable to PML), subject to the Company's Board approval.
Protective Provisions	Consent of each Investor is required for the Company to, inter alia :- - engage in any sale and transfer of assets, transfer of business, merger, change in control, change of business, liquidation and other corporate reorganisation; - any transfer, sale or grant of any rights in any of the Company's technology other than the licenses that are required in the ordinary course of business; - any increase or decrease in number of issue of new Shares/convertibles or any issue of securities having rights, preferences or privileges on parity with or senior to the Shares as subscribed by the Investors; - any transfer change in the number of authorised Directors of the Board - any borrowings or incurrence of onerous liabilities in excess of certain agreed thresholds - amend or repeal any provision of or add any provision to the articles or incorporation or the by-laws of Company; - subject to the dividend policy, declare or pay any dividend; and - such other customary provisions.
Pre-Incorporation Expenses	Pre-incorporation expenses of the Business, estimated at US$[35,000] are to be borne by the Company and shall be repaid, out of profits, to TM (or such persons as TM may direct), within [●][3] months of incorporation.

[3] Joint Venture Partners to Agree

Legal Expenses	Company shall pay the legal expenses of the Investors in connection with this investment, including the negotiation of this Term Sheet. Stamp duties (if any) incurred by any Investor pursuant to this investment shall be borne by Company.
Other Terms/Contract Issues	Closing of this investment is subject to completion of good faith negotiations of definitive legal documents, including the Business Plan, Subscription Agreement and Shareholders' Agreement reasonably acceptable to Company and Investors. Customary investee and investor representations and warranties to be determined. TM shall be free to elect its related/associated company to enter into such definitive legal documents with the Company and PML. Investors intend to execute the definitive legal documents within [60] days of the date of this Term Sheet. Within [30] days thereafter, Investors shall procure the following: incorporation of the Company and appointment of an established accounting firm as its auditor. Nothing in this Term Sheet or in the definitive legal documents shall prevent, prohibit or be construed to prevent or prohibit TM and/or any of its related or associated companies from procuring a listing of its shares on an internationally recognised stock exchange or such other stock exchange as TM deems fit. PML warrants to TM that all representations made by PML herein and all information which has been given by PML or by their advisers, agents, employees, officers or representatives to TM in the course of the negotiations leading to this Term Sheet was when given true and accurate in all material respects and is not misleading, and copies of all contracts and documents supplied to TM are true and complete and the contents of such contracts comprise the entire agreement between the parties to them. PML is not aware of any fact or matter not disclosed in writing to TM which renders any such information untrue, inaccurate or misleading or the disclosure of which might affect the willingness of TM to enter into this Term Sheet and the subsequent definitive legal documents. TM is entitled to conduct such due diligence on PML as it deems fit and TM's liabilities and obligations to PML and/or the Company under this Term Sheet and the subsequent definitive legal documents are subject to and conditional upon TM having completed satisfactory due diligence on PML, in TM's sole discretion.
Non-Disclosure	Parties will at all times keep confidential information acquired in consequence of this Term Sheet including these terms, except for information which they may be entitled or bound to disclose under compulsion of law or where requested by regulatory agencies or to their professional advisers where reasonably necessary for the performance of their professional services.
Non-Competition	PML agrees that for so long as it remain a shareholder of the Company and for a period of 5 years thereafter upon ceasing to be a shareholder, PML and its subsidiaries and associated companies (the "PML Group") and the directors and shareholders of the PML Group shall not directly or indirectly be engaged or interested in any business, in any country in which the Company or any of its subsidiaries and associated companies (the "TM Group") has operations from time to time, that is, in the sole

	opinion of the Company, in competition with the Business carried on by the TM Group.
Parties	TM may assign, charge, transfer or otherwise deal in any or all of its rights and obligations under this Term Sheet to any third party and may direct that the definitive legal documents (as referred to above) be entered into between any third party and PML and PML consents to all such dealings.
Binding Agreement	All terms and conditions contained in this Term Sheet shall be construed as creating binding obligations enforceable against any of the parties.
Arbitration	All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be settled in London, United Kingdom in the English language.
Co-operation	The parties agree that should any provision of this Term Sheet be invalid or unenforceable under the laws and regulations of India or England, then they shall forthwith enter into good faith negotiations to amend such provision in such a way that, as amended, it is valid and legal under the law and regulations of India and England and to the maximum extent possible carries out the original intent of the parties as to the point or points in question.
Governing Law	This Term Sheet shall be governed by and construed in all respects in accordance with English Law.

This Term Sheet is accepted to, agreed to and entered into as of 19th day of December 2008.

Signed by Mr Johnny Lian)
for and on behalf of)
TechMedia Advertising Singapore Pte Ltd)
in the presence of)

_______________________________)
William Goh Han Tiang)
NRIC No. : S7119134/F)

Signed by Mr Sandeep Chawla)
for and on behalf of)
Peacock Media Ltd)
in the presence of)

_______________________________)
William Goh Han Tiang)
NRIC No. : S7119134/F)